Exhibit 5.1

November 18, 2021

Westpac Banking Corporation

Westpac Place

275 Kent Street

Sydney, New South Wales 2000
Australia

Westpac Banking Corporation

US$1,250,000,000 3.020% Subordinated Notes due 2036

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form F-3 (File No. 333-260703), as amended (the “Registration Statement”), and the Prospectus Supplement, dated November 8, 2021 (the “Prospectus Supplement”), to the Prospectus, dated November 3, 2021, of Westpac Banking Corporation (the “Bank”), a company incorporated in the Commonwealth of Australia under the Corporations Act 2001 of Australia and registered in New South Wales, filed with the Securities and Exchange Commission (the “Commission”) relating to the issuance and sale by the Bank of US$1,250,000,000 aggregate principal amount of its 3.020% Subordinated Notes due 2036 (the “Securities”) issued pursuant to the Fourth Amended and Restated Subordinated Indenture, dated as of November 3, 2021 (the “Base Indenture”), between the Bank and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by a supplemental indenture, dated as of November 18, 2021, between the Bank and the Trustee (together with the Base Indenture, the “Indenture”).

In arriving at the opinion expressed below, we have (a) examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement, the Prospectus Supplement, the Securities and the Indenture, (b) examined and relied on such corporate or other organizational documents and records of the Bank and such certificates of public officials and officers and representatives of the Bank as we have deemed appropriate for the purposes of such opinion, (c) examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials and officers and representatives of the Bank delivered to us and (d) made such investigations of law as we have deemed appropriate as a basis for such opinion.

In rendering the opinion expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents that we examined, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents examined by us that are certified, conformed, reproduction, photostatic or other copies, (iv) the legal capacity of all natural persons executing documents, (v) the valid existence and good standing of the Trustee, (vi) the corporate or other power and authority of the Trustee to enter into and perform its obligations under the Indenture, (vii) the due authorization, execution and delivery of the Indenture by the Trustee, (viii) the enforceability of the Indenture against the Trustee and (ix) the due authentication of the Securities on behalf of the Trustee in the manner provided in the Indenture.

Westpac Banking Corporation	2	November 18, 2021

Based upon and subject to the foregoing and the assumptions, qualifications and limitations hereinafter set forth, we are of the opinion that the Securities constitute valid and binding obligations of the Bank, enforceable against the Bank in accordance with their terms, except that we express no opinion as to the provisions of Articles IV, V and VI of the Subordinated Indenture, which are governed by the laws of the State of New South Wales, Australia.

Our opinion set forth above is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) concepts of good faith, diligence, reasonableness and fair dealing, and standards of materiality and (iv) limitations on the validity or enforceability of indemnification, contribution or exculpation under applicable law (including, without limitation, court decisions) or public policy.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the Federal laws of the United States of America, each as in effect on the date hereof, in each case that in our experience are generally applicable to transactions of the type contemplated by the Indenture without regard to the particular nature of the business conducted by the Bank. In particular (and without limiting the generality of the foregoing), we express no opinion as to (a) the laws of any country (other than the Federal laws of the United States of America), (b) the effect of such laws (whether limiting, prohibitive or otherwise) on any of the rights or obligations of the Bank or of any other party to or beneficiary of the Indenture or (c) whether the choice of the law of the State of New York as the governing law in the Indenture would be given effect by any court or other governmental authority other than a New York State court. We have assumed, with your permission, that the execution and delivery of the Indenture by each of the parties thereto and the performance of their respective obligations thereunder will not be illegal or unenforceable or violate any fundamental public policy under applicable law (other than the laws of the State of New York and the Federal laws of the United States of America), and that no such party has entered therein with the intent of avoiding or a view to violating applicable law.

We have relied upon the opinion, dated today and addressed to you, of King & Wood Mallesons, the Bank’s Australian counsel, as to certain matters of Australian law, and all of the assumptions and qualifications set forth in such opinion are incorporated herein.

Westpac Banking Corporation	3	November 18, 2021

We hereby consent to the filing of this opinion as an exhibit to the Bank's Form 6-K filed on November 18, 2021, incorporated by reference in the Registration Statement, and to the reference to our firm under the heading “Validity of Securities” in the Prospectus Supplement forming a part thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended.

Very truly yours,

/s/ Debevoise & Plimpton LLP